Exhibit 99.2
Consent of Morgan Stanley & Co. Incorporated
Board of Directors
Clearwire Corporation
4400 Carillon Point
Kirkland, WA 98033
Members of the Board:
We hereby consent to the use in the Registration Statement of New Clearwire Corporation on Amendment No. 2 to Form S-4 and in the Proxy Statement/Prospectus of Clearwire Corporation, which is part of the Registration Statement, of our opinion dated May 7, 2008, appearing as Annex G to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Clearwire’s Financial Advisor”, “The Transactions—Background to the Transactions”, “The Transactions—Reasons for the Transactions; Recommendation of the Board of Directors” and “The Transactions—Opinion of Clearwire’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Chermaine Hu

	Name:	Chermaine Hu

	Title:	Executive Director

New York, New York
October 8, 2008